Exhibit 23.3

April 4, 2017

Blackline, Inc.

21300 Victory Boulevard, 12th Floor

Woodland Hills, California 91367

Ladies and Gentleman,

We, Frost & Sullivan of Floor 3 – Building 5, Chiswick Business Park, 566 Chiswick High Road, London W4 5YF, United Kingdom, understand that BlackLine, Inc. (the “Company”) plans to file a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with its proposed follow-on offering (the “Proposed Offering”).

We hereby consent to (i) the references to our name, (ii) inclusion of information, data and statements from, and references to our preparation of, the report titled “Global Total Addressable Market (TAM) Forecast Project – Assessing the Potential Market for Current Blackline, Inc. Products and Green Field Opportunity Value for Products in Development” and any subsequent amendments (the “Industry Report”) and (iii) the statements in substantially the form set out in the Schedule hereto, as well as the citation of the Industry Report in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, in institutional and retail road shows and other activities in connection with the Proposed Offering and in other publicity materials in connection with the Proposed Offering.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. We further consent to the reference to our firm, under the caption “Market and Industry Data” in the Registration Statement, as acting in the capacity of an expert in relation to the preparation of the Industry Report and the matters discussed therein.

Respectfully,

Frost & Sullivan

By:	/s/ Jarad Carleton
Name:	Jarad Carleton
Title:	Principal Consultant & Project Manager

Schedule

According to a study we commissioned with Frost & Sullivan, in 2015 there were more than 46,000 corporate organizations in North America and more than 165,000 worldwide that are in our addressable market with revenues greater than $50 million. According to Frost & Sullivan, these companies employ over 13 million accounting and finance personnel, with over 5.5 million in North America alone, all of whom could be potential users of our software platform. Based on its assessment of the number of corporate organizations, accounting and finance personnel globally and certain assumptions regarding pricing of our products, Frost & Sullivan estimates that our total addressable market in 2015 was $7.2 billion in North America and $9.4 billion in Europe, Asia Pacific and Latin America, and is expected to grow to a global total addressable market of $19.7 billion by 2018.